EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FTI:
Ted Dosch	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-4281	(312) 553-6716

ANIXTER INTERNATIONAL INC. REPORTS FOURTH QUARTER NET INCOME

FROM CONTINUING OPERATIONS OF $1.49 PER DILUTED SHARE, INCLUDING

$0.06 PER DILUTED SHARE FOR A NET TAX BENEFIT, ON SALES OF $1.50 BILLION

GLENVIEW, IL, January 31, 2012 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the fourth quarter ended December 30, 2011.

➢	Sales increased 8 percent from the prior year period to $1.50 billion

➢	Operating income increased 17 percent year-on-year

➢	Diluted earnings per share increased 26 percent year-on-year, or 25 percent excluding the impact of the net tax benefits and a gain in the prior year quarter on the early retirement of debt

➢	Cash flow from operations was $112.9 million

Financial Results From Continuing Operations

(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Dec. 30,	Dec. 31,	Percent	Dec. 30,	Dec. 31,	Percent
	2011	2010	Change	2011	2010	Change
Net Sales	$1,499.0	$1,386.5	8%	$6,146.9	$5,274.5	17%
Operating Income	$91.6	$78.5	17%	$362.8	$267.2	36%
Net Income	$49.8	$42.1	19%	$200.7	$109.5	83%
Diluted Earnings Per Share	$1.49	$1.18	26%	$5.71	$3.08	85%
Diluted Weighted Shares	33.5	35.5	-6%	35.1	35.5	-1%

Fourth Quarter Highlights

•	Sales of $1.50 billion increased 8 percent compared to sales of $1.39 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:

–	$30.1 million of sales from the acquisition of Clark Security Products in the fourth quarter of 2010

–	$15.7 million from the favorable effects of copper pricing

–	$3.9 million of unfavorable foreign exchange effects

Exclusive of the above items, sales increased by 5 percent organically.

•	Fourth quarter operating income of $91.6 million improved by 17 percent compared to $78.5 million in the year ago quarter.

•	Operating margin in the current quarter was 6.1 percent compared to 5.7 percent in the year ago quarter.

•

During the current quarter, the company recorded a net tax benefit of $2.0 million, or $0.06 per diluted share, primarily related to the reversal of deferred income tax valuation allowances in certain foreign jurisdictions. As a result, the tax rate in the current quarter was 35.5 percent, bringing the year-to-date tax rate to 33.9 percent. Excluding the net tax benefits of $10.8 million recorded during the year, the current quarter tax rate was 38.0 percent and the full year tax rate was 37.4 percent. This compares to a tax rate of 35.3 percent in the year ago quarter or 37.3 percent excluding a favorable tax adjustment of $1.3 million, or $0.03 cents per diluted share.

•

Net income from continuing operations of $49.8 million, or $1.49 per diluted share, improved by 19 percent compared to $42.1 million, or $1.18 per share, reported in the year ago quarter. Excluding the favorable impact of the net tax benefits in both the current and prior year quarters and the gain on retirement of debt in the prior year quarter, net income from continuing operations increased by 19 percent and earnings per diluted share improved by 25 percent over the prior year quarter.

•

Cash flow generated from operations, including discontinued operations, was $112.9 million as compared to $29.7 million in the year ago quarter. The higher cash flow was primarily due to a decrease in working capital requirements associated with a lower revenue growth rate than in the prior year quarter.

Fourth Quarter Sales Trends

Commenting on fourth quarter sales trends, Robert Eck, President and CEO, stated, “We were pleased that all of our business segments continued to deliver year-on-year growth, resulting in our seventh consecutive quarter of revenue growth. As expected, our year-on-year growth rate slowed due to a much stronger prior year comparison. Slightly softer project billings and normal seasonality contributed to the sequential reduction in sales, which was also affected by weaker currency and copper effects.”

“Our strategic initiatives continue to help drive our sales performance in each of our end markets around the world. As expected, these efforts have once again helped to bolster our sales performance in Emerging Markets, which delivered the highest sales growth rate among our segments,” continued Eck. “Within our end markets, the OEM Supply business delivered the highest sales growth rate with 16 percent improvement year-on-year. Our two cabling businesses experienced a lower growth rate due to both a challenging comparison to the prior year period and a slowdown in billings due to project delays.”

Fourth Quarter Operating Results

“Strong cost management and operating leverage are reflected in our solid operating profit performance,” commented Eck. “Specifically, we are encouraged by the strong fourth quarter operating margin given the weak economic environment in many parts of the world, attesting to our diverse product and value added service offerings. In addition, fourth quarter operating expenses of $257.1 million were 17.2 percent of sales compared to 17.6 percent in the prior year quarter. Excluding the impact of the Clark acquisition of $8.3 million and exchange rates of $0.3 million, year-on-year operating expenses increased by only $5.7 million or 2 percent, on a 5 percent organic increase in sales, further demonstrating the leverage in our operating structure. Expense increases were primarily the result of higher volumes.”

Company-wide operating margin improved to 6.1 percent from 5.7 percent in the year ago quarter. This performance resulted in an incremental operating profit leverage of 12 percent on the increased year-on-year sales for the quarter and 11 percent for the full year. The strong operating margin improvement was primarily driven by good expense management. Sequentially, operating margin decreased by 20 basis points due to the seasonality driven revenue reduction.

North America operating margin of 7.0 percent in the current quarter compares to 7.1 percent in the prior year quarter. The 10 basis point change was driven primarily by higher corporate operating expenses related to employee benefits and incentives. Sequentially, operating margin was 50 basis points lower in the current quarter primarily driven by normal seasonality resulting in lower fourth quarter sales volume. Full year incremental operating profit leverage equated to 12 percent.

Europe operating margin of 1.9 percent in the current quarter reflected a 180 basis point improvement over the prior year quarter. The strong year-on-year improvement was entirely driven by lower operating expense with a relatively flat gross margin comparison. This resulted in a 36 percent incremental operating profit leverage on the increased year-on-year sales for the quarter and 12 percent for the full year. Sequentially, operating margin was only 10 basis points lower on the seasonally lower fourth quarter sales.

Emerging Markets operating margin of 7.5 percent in the current quarter improved by 110 basis points from the prior year quarter primarily driven by a 70 basis point improvement in gross margin along with operating expense leverage. The 16 percent incremental operating profit leverage represented the best performance for this segment for 2011. Sequentially, operating margin improved by 180 basis points.

Cash Flow and Leverage

“Due to strong working capital management combined with a lower sales growth rate in the current quarter, net cash generated from operations was $112.9 million,” commented Ted Dosch, Executive Vice President-Finance. “In the prior year quarter, cash flow generated from operations was $29.7 million, but that was in the context of a higher revenue growth period with higher working capital requirements. In addition, our healthy balance sheet, along with continued expected positive cash flows, provides us the flexibility to support continued growth in the business while enabling us to pursue strategic acquisitions as they arise.”

Key capital structure and credit-related statistics for the fourth quarter include:

•	Quarter-end debt-to-total capital ratio of 43.9 percent compared to 45.7 percent at the end of the third quarter and 46.9 percent at the end of 2010

•	Invested cash of $50.0 million at the end of the current quarter, up from $46.0 million at the end of 2010

•	Fourth quarter weighted average cost of borrowed capital of 5.1 percent compared to 5.6 percent in the year ago quarter

•	66 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$313 million of availability under bank revolving lines of credit at the end of the fourth quarter

•	$175.0 million of outstanding borrowings under the $275.0 million accounts receivable securitization facility at quarter end

Business Outlook

Eck concluded, “Looking ahead to 2012, expected sales growth should position us very well to further leverage our global supply chain platform. While both the U.S. and global market growth rates are difficult to predict in the current economic climate, we believe that our strategic growth initiatives position us well to achieve continued strong year-on-year sales growth and operating leverage, driving further market share improvement. We expect our future growth to be fueled by adding new products and technologies to our portfolio; developing an end market presence in Electrical Wire & Cable and OEM Supply in countries where our current presence is large but limited primarily to the Enterprise Cabling and Security Solutions end market; and selectively expanding our geographic presence.”

Fourth Quarter Earnings Call

Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, January 31, 2012. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 225 warehouses with 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at

www.anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Net sales	$1,499.0	$1,386.5	$6,146.9	$5,274.5
Cost of goods sold	1,150.3	1,064.6	4,739.5	4,066.9

Gross profit	348.7	321.9	1,407.4	1,207.6
Operating expenses	257.1	243.4	1,044.6	940.4

Operating income	91.6	78.5	362.8	267.2
Interest expense	(12.0)	(12.3)	(50.1)	(53.6)
Gain (loss) on retirement of debt	—	0.5	—	(31.9)
Other, net	(2.4)	(1.7)	(9.2)	(1.5)

Income from continuing operations before taxes	77.2	65.0	303.5	180.2
Income tax expense	27.4	22.9	102.8	70.7

Net income from continuing operations	49.8	42.1	200.7	109.5
Loss from discontinued operations, net of tax	(1.5)	(10.6)	(12.5)	(1.0)

Net income	$48.3	$31.5	$188.2	$108.5

Net income per share:
Basic:
Continuing operations	$1.50	$1.23	$5.87	$3.21
Discontinued operations	$(0.05)	$(0.31)	$(0.37)	$(0.03)

Net income	$1.45	$0.92	$5.50	$3.18

Diluted:
Continuing operations	$1.49	$1.18	$5.71	$3.08
Discontinued operations	$(0.05)	$(0.30)	$(0.35)	$(0.03)

Net income	$1.44	$0.88	$5.36	$3.05

Average shares outstanding:
Basic	33.2	34.2	34.2	34.1
Diluted	33.5	35.5	35.1	35.5

Geographic Segments

Net sales:
North America	$1,031.0	$954.8	$4,302.5	$3,701.2
Europe	282.3	267.7	1,150.0	1,008.4
Asia Pacific and Latin America	185.7	164.0	694.4	564.9

	$1,499.0	$1,386.5	$6,146.9	$5,274.5

Operating income (loss):
North America	$72.1	$67.7	$307.7	$235.1
Europe	5.5	0.2	15.7	(0.9)
Asia Pacific and Latin America	14.0	10.6	39.4	33.0

	$91.6	$78.5	$362.8	$267.2

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(In millions)	December 30, 2011	December 31, 2010

Assets

Cash and cash equivalents	$106.1	$78.4
Accounts receivable, net	1,151.0	1,069.9
Inventories	1,070.7	870.3
Deferred income taxes	37.7	50.3
Other current assets	37.4	50.2
Assets of discontinued operations	—	186.8

Total current assets	2,402.9	2,305.9

Property and equipment, net	88.3	83.2
Goodwill	351.7	355.3
Other assets	191.1	188.9

	$3,034.0	$2,933.3

Liabilities and Stockholders’ Equity

Accounts payable	$706.5	$639.3
Accrued expenses	282.1	215.5
Short-term debt	3.0	203.4
Liabilities of discontinued operations	—	14.6

Total current liabilities	991.6	1,072.8

1.0% convertible senior notes	280.3	264.2
5.95% senior notes	200.0	200.0
Accounts receivable securitization facility	175.0	—
Revolving lines of credit and other	120.4	145.4
10.0% senior notes	31.1	30.6
3.25% zero coupon convertible notes	—	48.5
Other liabilities	199.1	161.0

Total liabilities	1,997.5	1,922.5

Stockholders’ equity	1,036.5	1,010.8

	$3,034.0	$2,933.3

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.

Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

In August 2011, the Company sold its Aerospace Hardware business (“Aerospace”). As a result of the divestiture, results of the business are reflected in “Discontinued Operations” and all prior periods have been revised to reflect this classification.

	Fourth Quarter 2011 Sales Growth Trends
	Fourth Quarter 2011 (as reported)	Adjustments for:			Fourth Quarter 2011 (as adjusted)	Fourth Quarter 2010	Organic Growth
		Acquisition Impact	Foreign Exchange Impact	Copper Impact
	(in millions)
North America
Enterprise Cabling and Security	$565.6	$(30.1)	$0.5	$—	$536.0	$526.7	1.8%
Wire & Cable	365.4	—	0.8	(14.5)	351.7	344.6	2.1%
OEM Supply	99.6	—	0.1	—	99.7	87.0	14.5%
Eliminations / Other	0.4	—	(0.1)	—	0.3	(3.5)	n/a

Total North America	$1,031.0	$(30.1)	$1.3	$(14.5)	$987.7	$954.8	3.5%

Europe
Enterprise Cabling and Security	$91.3	$—	$(0.9)	$—	$90.4	$97.5	-7.5%
Wire & Cable	77.1	—	—	(1.2)	75.9	71.4	6.4%
OEM Supply	113.9	—	0.2	—	114.1	98.8	15.5%

Total Europe	$282.3	$—	$(0.7)	$(1.2)	$280.4	$267.7	4.7%

Emerging Markets
Enterprise Cabling and Security	$152.3	$—	$1.6	$—	$153.9	$142.0	8.3%
Wire & Cable	18.2	—	0.4	—	18.6	11.1	67.4%
OEM Supply	15.2	—	1.3	—	16.5	10.9	51.4%

Total Emerging Markets	$185.7	$—	$3.3	$—	$189.0	$164.0	15.2%

Anixter International
Enterprise Cabling and Security	$809.6	$(30.1)	$1.1	$—	$780.6	$762.7	2.3%
Wire & Cable	460.7	—	1.2	(15.7)	446.2	427.1	4.5%
OEM Supply	228.7	—	1.6	—	230.3	196.7	17.1%

Total Anixter International	$1,499.0	$(30.1)	$3.9	$(15.7)	$1,457.1	$1,386.5	5.1%

	Twelve Months Sales Growth Trends
	Twelve Months Ended 2011 (as reported)	Adjustments for:			Twelve Months Ended 2011 (as adjusted)	Twelve Months Ended 2010	Organic Growth
		Acquisition Impact	Foreign Exchange Impact	Copper Impact
	(in millions)
North America
Enterprise Cabling and Security	$2,300.8	$(120.1)	$(11.3)	$—	$2,169.4	$2,063.6	5.1%
Wire & Cable	1,579.6	—	(21.9)	(93.4)	1,464.3	1,288.6	13.6%
OEM Supply	421.3	—	(0.2)	—	421.1	351.9	19.7%
Eliminations / Other	0.8	—	(0.1)	—	0.7	(2.9)	n/a

Total North America	$4,302.5	$(120.1)	$(33.5)	$(93.4)	$4,055.5	$3,701.2	9.6%

Europe
Enterprise Cabling and Security	$380.8	$—	$(18.6)	$—	$362.2	$367.0	-1.4%
Wire & Cable	299.7	—	(10.3)	(10.9)	278.5	275.6	1.1%
OEM Supply	469.5	—	(19.1)	—	450.4	365.8	23.1%

Total Europe	$1,150.0	$—	$(48.0)	$(10.9)	$1,091.1	$1,008.4	8.2%

Emerging Markets
Enterprise Cabling and Security	$563.5	$—	$(14.3)	$—	$549.2	$484.9	13.2%
Wire & Cable	70.2	—	(0.5)	—	69.7	38.3	81.8%
OEM Supply	60.7		(1.1)	—	59.6	41.7	43.2%

Total Emerging Markets	$694.4	$—	$(15.9)	$—	$678.5	$564.9	20.1%

Anixter International
Enterprise Cabling and Security	$3,245.9	$(120.1)	$(44.3)	$—	$3,081.5	$2,912.6	5.8%
Wire & Cable	1,949.5	—	(32.7)	(104.3)	1,812.5	1,602.5	13.1%
OEM Supply	951.5	—	(20.4)	—	931.1	759.4	22.6%

Total Anixter International	$6,146.9	$(120.1)	$(97.4)	$(104.3)	$5,825.1	$5,274.5	10.4%